UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2009

Saba Software, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34372	94-3267638
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Bridge Parkway, Redwood Shores, California	94065-1166
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 581-2500

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Saba Software, Inc., a Delaware corporation (the “Company”), entered into an Amended and Restated Loan and Security Agreement (the “Agreement”), dated as of July 29, 2009, by and between the Company and Silicon Valley Bank (the “Bank”). The Agreement provides for a new revolving line of credit (the “Revolving Line”) with a maturity date of July 28, 2010. An aggregate principal amount of up to $9,000,000 may be outstanding at any time under the Revolving Line. With respect to borrowings in excess of $4,000,000, the Revolving Line is a receivables borrowing base credit facility. The Revolving Line also includes a sublimit of up to $4,000,000 for letters of credit, cash management and foreign exchange services.

The interest rate applicable to the Revolving Line is, at the Company’s option, equal to either (i) the sum of the Prime Rate (as defined in the Agreement) plus 0.25%, or (ii) the sum of the LIBOR Rate (as defined in the Agreement) plus 3.25%.

The Agreement also replaces the existing financial covenant with covenants that require the Company to satisfy (a) a minimum quarterly EBITDA covenant and (b) a minimum monthly adjusted quick ratio covenant (which also includes a requirement that the Company maintain certain levels of cash and cash equivalents in accounts with the Bank or in accounts at other financial institutions with which the Bank has an account control agreement). If the Company fails to satisfy covenants under the credit facility and has not obtained an applicable waiver or amendment of the covenants from the Bank, the Company may have to face default on the Revolving Line.

The Revolving Line is secured by all of the Company’s personal property other than its intellectual property. The Revolving Line includes certain negative covenants restricting or limiting the ability of the Company and its subsidiaries to, among other things: incur additional indebtedness; create liens on its property; make investments and acquisitions; merge or consolidate with any other entity; convey, sell, lease, transfer or otherwise dispose of assets; change its business; change of control; pay dividends, distributions or make other specified restricted payments or repurchases; and enter into certain transactions with affiliates. Such restrictions and limitations are subject to usual and customary exceptions contained in credit agreements of this nature.

In connection with the Agreement, certain subsidiaries of the Company entered into an Unconditional Guaranty and certain subsidiaries of the Company entered into an Amended and Restated Unconditional Guaranty, in each case, in favor of the Bank guaranteeing payment of all amounts owed by the Company to the Bank under the Revolving Line and granting to the Bank a security interest in all of its personal property, other than its intellectual property, to secure the Company’s obligations under the Revolving Line.

The Revolving Line also contains usual and customary events of default (subject to certain threshold amounts and grace periods). If an event of default occurs and is continuing, the Company may be required to repay the obligations under the Revolving Line prior to the stated maturity date, the Company’s ability to continue to borrow under the Revolving Line may terminate, and the Bank may be able to foreclose on any collateral provided by the Company or the Company’s subsidiaries.

A copy of the Agreement is attached hereto as Exhibit 10.1 and the foregoing description of the Agreement is qualified in its entirety by reference to Exhibit 10.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See disclosure of the Agreement contained in Item 1.01 above, which is incorporated herein by reference.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The resignation of Lawrence Lenihan from the Company’s board of directors on July 17, 2009 left the Company with only two independent directors serving on its audit committee. Nasdaq Listing Rule 5605(c)(2)(A) requires that the audit committee be comprised of at least three independent directors. On July 29, 2009, the Company delivered to Nasdaq notice of the Company’s reliance on the cure period contained in Nasdaq Listing Rule 5605(c)(4)(B) with respect to regaining compliance with the three director requirement. This cure period will run through the earlier of the Company’s next annual meeting of stockholders or July 17, 2010 or, if the Company’s next annual meeting of stockholders is held before January 13, 2010, through January 13, 2010. The Company is seeking to identify a new independent director to serve on its board of directors and audit committee within the cure period.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is being filed with this Current Report on Form 8-K:

Exhibit Number	Description
10.1	Amended and Restated Loan and Security Agreement dated as of July 29, 2009, by and between the Company and Silicon Valley Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Saba Software, Inc. (Registrant)

Date: July 31, 2009	/s/ William Slater
(Signature)
William Slater
Chief Financial Officer

EXHIBIT INDEX

10.1	Amended and Restated Loan and Security Agreement dated as of July 29, 2009, by and between the Company and Silicon Valley Bank.